                                                                                                                           Exhibit (a)(11)

DWS MONEY MARKET TRUST

Certificate of Amendment of Amended and Restated Declaration of Trust

The undersigned, being at least a majority of the duly elected and qualified Trustees of DWS Money Market Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust dated June 2, 2008, as amended (the “Declaration of Trust”), do hereby amend Article I Section 1.1 of the Declaration of Trust, as follows:

The name of the Trust is hereby changed from “DWS Money Market Trust” to “Deutsche Money Market Trust” effective May 1, 2016.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 12th day of February 2016.

/s/ John W. Ballantine	/s/ Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/ Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Paul K. Freeman	/s/ Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/ Richard J. Herring	/s/ William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/ Rebecca W. Rimel	/s/ William N. Searcy
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/ Jean Gleason Stromberg
Jean Gleason Stromberg, Trustee